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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


LYNX THERAPEUTICS, INC.
CONTACT:
Kevin P. Corcoran
Edward C. Albini
510/670-9300

               LYNX COMPLETES $3 MILLION PRIVATE EQUITY FINANCING

HAYWARD, CALIFORNIA - SEPTEMBER 25, 2003 - Lynx Therapeutics, Inc. (Nasdaq:
LYNX) announced today it has completed a $3 million private financing of common stock and warrants for common stock. The financing included the sale of 744,000 newly issued shares of common stock at approximately $4.03 per share and the issuance of warrants to purchase 186,000 shares of common stock at an exercise price of approximately $9.91 per share. The price per share of common stock for this financing was based on the average of the volume-weighted average price for the 10 consecutive trading days prior to the completion of the financing.

The private placement was made to certain independent institutional investors. Lynx will file with the U.S. Securities and Exchange Commission a resale registration statement relating to the common stock to be issued in the transaction and the shares to be issued upon the exercise of the warrants.

Kevin P. Corcoran, Lynx's President and Chief Executive Officer, commented, "We believe that the financing proceeds will advance our efforts to expand the commercial usage of our Massively Parallel Signature Sequencing, or MPSS(TM), technology. While our primary goal remains to improve our financial position and fund our operations through payments to us under existing and prospective relationships with customers, collaborators and licensees, this financing gives us added flexibility. We will continue to consider various other financing options."

ABOUT LYNX

Lynx is a leader in the development and application of novel genomics analysis solutions that provide comprehensive and quantitative digital gene expression information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. These solutions are based on Megaclone(TM) and MPSS(TM), Lynx's unique and proprietary cloning and sequencing technologies. For more information, visit Lynx's web site at www.lynxgen.com.

This press release contains "forward-looking" statements, including statements related to the expected use of the proceeds from this financing, the potential success under existing customer, collaboration and license arrangements, and the expansion and success of Lynx's commercial applications of its genomics technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "feels," "anticipates," "plans," "predicts," "expects," "estimates," "intends," "will," "continue," "may," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2002. Lynx does not undertake any obligation to update forward-looking statements.

THIS NEWS RELEASE IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES DISCUSSED HEREIN. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED AND SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

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